Exhibit 99.1

VIVUS, Inc. Announces Intent to Reacquire U.S. and Canadian Rights for Stendra® (Avanafil)

MOUNTAIN VIEW, CA — (Marketwired) — December 31, 2015 — VIVUS, Inc. (NASDAQ: VVUS) (the “Company”), announced today that it has been notified by Auxilium Pharmaceuticals, Inc., a subsidiary of Endo International, plc., of Auxilium’s intention to return the U.S. and Canadian commercial rights for STENDRA® (Avanafil) to VIVUS. Auxilium has provided its contractually obligated six-month notice of termination which, absent an agreement between Auxilium and VIVUS for an earlier date, will result in the termination of the license and supply agreement on June 30, 2016.

“We are excited to reacquire the U.S. and Canadian commercial rights for STENDRA. We appreciate Endo’s efforts to build the STENDRA brand and understand their decision to focus their resources on BELBUCATM,” said Seth Fischer, VIVUS Chief Executive Officer. “With STENDRA’s 15 minute onset-of-action, efficacy, ability to be taken with food and alcohol, and safety profile, we remain confident in STENDRA’s long-term prospects.  We are in the process of evaluating ways for maximizing the value of STENDRA and expect to make an announcement by the end of the first quarter of 2016 with our decision. As part of this process, we are working closely with Auxilium to ensure a smooth transition of STENDRA back to VIVUS.”

Any forward-looking statements in this press release are based on current information as of the date of this press release, and VIVUS does not undertake any obligation to update any forward-looking statements to reflect new information or future developments or events, except as required by law. The reader is cautioned not to rely on these forward-looking statements.

The announcements contained in this press release were made pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended.

About Avanafil

STENDRA (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. Auxilium Pharmaceuticals, Inc. has exclusive marketing rights to STENDRA in the U.S. and Canada. In January 2015, Auxilium was purchased by Endo International, plc., or Endo.

STENDRA is available through retail and mail order pharmacies. Auxilium currently offers programs that help patients with out-of-pocket costs.

SPEDRA, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea and sexual health. For more information about the Company, please visit www.vivus.com.

VIVUS, Inc.
Mark Oki
Chief Financial Office

oki@vivus.com

650-934-5268

Investor Relations: The Trout Group
Brian Korb
Managing Director
bkorb@troutgroup.com
646-378-2923